EXHIBIT 99.1

For Immediate Release	Contact:
Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: (201) 444-7100

Stewardship Financial Corporation Announces Earnings for

Fourth Quarter and Year Ended December 31, 2015

Midland Park, NJ – February 24, 2016 – Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, today announced results for the fourth quarter and full year ended December 31, 2015. For the three months ended December 31, 2015, the Corporation reported net income available to common shareholders of $1.1 million, or $0.17 per diluted common share, compared to $1.1 million, or $0.19 per diluted common share, for the three months ended December 31, 2014. Net income available to common shareholders for the year ended December 31, 2015 of $3.7 million, or $0.62 per diluted common share, represented a significant increase over the $2.4 million, or $0.40 per diluted common share, earned for the year ended December 31, 2014.

Discussing the results, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer, commented, “Earnings reflect the impact of our loan growth and focus on noninterest income, while maintaining expense control. For 2015, we achieved 10.3% of growth in our loan portfolio and a 6.6% increase in fees and service charges while keeping expenses relatively flat.”

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Balance Sheet / Financial Condition

Total assets of $717.9 million at December 31, 2015 reflected an increase when compared to $693.6 million of assets at December 31, 2014. Since December 31, 2014, a $49.2 million increase in gross loans receivable was the result of new loan originations net of normal principal amortization and payoffs. In terms of total assets, the loan growth was partially offset by the previously reported sale of approximately $27.8 million of available for sale securities with higher price volatility. These sales provided a portion of the funding needed for the loan growth as well as a purposeful shift into higher yielding assets.

Deposit balances totaled $604.8 million at December 31, 2015 compared to $556.5 million a year earlier reflecting $48.3 million, or 8.7%, of growth. Van Ostenbridge noted, “This increase in deposits was important in our ability to cost effectively fund the growth we experienced in our loan portfolio.” In addition, as a result of an increase in deposits, other borrowings decreased $26.7 million to $40.0 million at December 31, 2015.

The increase in subordinated debentures and subordinated notes reflects the previously announced completion of a $16.6 million issuance of fixed rate subordinated notes on August 28, 2015. The subordinated notes have a maturity date of August 28, 2025 and bear interest at the rate of 6.75% per annum. Using the net proceeds of the subordinated note issuance, on September 1, 2015, the Corporation repurchased the $15.0 million of preferred stock, thus ending the Corporation’s participation in the U.S. Department of the Treasury’s Small Business Lending Fund program (“SBLF”).

While tier 1 capital was impacted by the replacement of preferred stock with subordinated debt, which is considered tier 2 capital, regulatory capital levels continued to exceed the capital requirements for a “well

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Stewardship Financial Corporation, continued	February 24, 2016

capitalized” institution. At December 31, 2015, the Corporation reported a tier 1 leverage ratio of 7.67% (4% requirement) and total risk based capital ratio of 14.34% (8% requirement).

Operating Results

Net interest income of $5.4 million and $21.8 million was reported for the three months and year ended December 31, 2015, respectively, compared to $5.8 million and $21.7 million for the same periods in 2014. The net interest margin for the current three months and year ended December 31, 2015 was 3.18% and 3.30%, respectively, compared to 3.57% and 3.46% for the three months and year ended December 31, 2014, respectively. The reduction in net interest rate margin partially reflects the impact of the $16.6 million of subordinated notes previously discussed. While the cost of the subordinated notes adds to interest expense, on an after tax basis, such increase is approximately offset by the dividends that would have accrued at a rate of 4.56% on the preferred stock resulting in an overall neutral effect on net income available to common shareholders. Furthermore, beginning on March 1, 2016, and for all dividend periods thereafter, the dividend rate on the preferred stock would have been increased and fixed at 9%, making the issuance of the subordinated notes a positive impact to net income available to common shareholders in the future.

For the three months ended December 31, 2015, the Corporation reported noninterest income of $855,000 compared to $990,000 for the equivalent prior year period. Noninterest income for the year ended December 31, 2015 was $3.5 million compared to $3.0 million for 2014. On a year-over-year basis, fees and service charges reflect an increase of $132,000. In addition, the current year gains on sales of mortgage loans of $141,000 represented a nearly 50% increase over 2014. Finally, the year ended December 31, 2014 included a loss of $241,000 from the sale of nonperforming loans.

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Noninterest expenses for the three months and year ended December 31, 2015 totaled $4.9 million and $20.2 million, relatively consistent with the $5.0 million and $20.2 million incurred for the comparable prior year periods.

Asset Quality

“We believe the stabilization of our nonperforming assets has been clearly demonstrated”, stated Van Ostenbridge. For the three months and year ended December 31, 2015, results continue to be positively impacted by the Corporation recording negative provisions for loan losses of $275,000 and $1.4 million, respectively. For the prior year, the Corporation recorded negative provisions of $300,000 and $50,000 for the three months and year ended December 31, 2014. The allowance for loan losses represented 1.68% of total gross loans compared to 2.01% at December 31, 2014. The recording of negative provisions for loan losses and the decline in the allowance coverage ratio are directly attributable to improved credit quality metrics of the portfolio and the reduction in the estimated level of allowance for loan losses required. Nonperforming loans were $1.9 million, or 0.36% of total loans at December 31, 2015 compared to $3.6 million, or 0.76%, at December 31, 2014. Total nonperforming assets of $2.8 million, which includes other real estate owned, represented 0.38% of total assets at December 31, 2015 compared to 0.71% at December 31, 2014.

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About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.6 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014

Selected Financial Condition Data:
Cash and cash equivalents	$10,910	$16,025	$19,782	$21,035	$10,086
Securities available for sale	93,354	86,994	90,850	94,553	124,918
Securities held to maturity	60,738	60,252	58,363	55,811	55,097
FHLB Stock	2,608	3,035	2,833	3,026	3,777
Loans receivable:
Loans receivable, gross	526,477	518,168	507,105	490,087	477,320
Allowance for loan losses	(8,823)	(8,805)	(9,299)	(9,600)	(9,602)
Other, net	(98)	(93)	(132)	(7)	(19)
Loans receivable, net	517,556	509,270	497,674	480,480	467,699

Loans held for sale	1,522	1,570	1,416	798	—
Other assets	31,200	30,503	30,273	30,114	31,974
Total assets	$717,888	$707,649	$701,191	$685,817	$693,551

Noninterest-bearing deposits	$147,828	$151,078	$153,546	$141,406	$136,721
Interest-bearing deposits	456,925	434,790	432,453	424,916	419,755
Total deposits	604,753	585,868	585,999	566,322	556,476
Other borrowings	40,000	49,500	45,000	50,000	66,700
Subordinated debentures	23,186	23,176	7,217	7,217	7,217
Other liabilities	2,376	2,087	2,123	2,166	4,189
Total liabilities	670,315	660,631	640,339	625,705	634,582
Shareholders' equity	47,573	47,018	60,852	60,112	58,969
Total liabilities and shareholders' equity	$717,888	$707,649	$701,191	$685,817	$693,551

Gross loans to deposits	87.06%	88.44%	86.54%	86.54%	85.78%

Equity to assets	6.63%	6.64%	8.68%	8.77%	8.50%

Book value per share	$7.82	$7.72	$7.53	$7.42	$7.29

Asset Quality Data:
Nonaccrual loans	$1,882	$2,574	$2,539	$2,798	$3,628
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	1,882	2,574	2,539	2,798	3,628
Other real estate owned	880	587	219	320	1,308
Total nonperforming assets	$2,762	$3,161	$2,758	$3,118	$4,936

Nonperforming loans to total loans	0.36%	0.50%	0.50%	0.57%	0.76%
Nonperforming assets to total assets	0.38%	0.45%	0.39%	0.45%	0.71%
Allowance for loan losses to nonperforming loans	468.81%	342.07%	366.25%	343.10%	264.66%
Allowance for loan losses to total gross loans	1.68%	1.70%	1.83%	1.96%	2.01%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014
Selected Operating Data:
Interest income	$6,643	$6,534	$25,609	$24,934
Interest expense	1,198	767	3,826	3,207
Net interest and dividend income	5,445	5,767	21,783	21,727
Provision for loan losses	(275)	(300)	(1,375)	(50)
Net interest and dividend income
after provision for loan losses	5,720	6,067	23,158	21,777
Noninterest income:
Fees and service charges	558	568	2,135	2,003
Bank owned life insurance	103	103	403	405
Gain on calls and sales of securities	17	165	169	165
Gain on sales of mortgage loans	24	26	141	72
Loss on sales of loans	—	—	—	(241)
Gain on sales of other real estate owned	30	9	83	63
Other	123	119	562	493
Total noninterest income	855	990	3,493	2,960
Noninterest expenses:
Salaries and employee benefits	2,719	2,738	10,900	10,597
Occupancy, net	422	420	1,739	1,934
Equipment	159	157	655	687
Data processing	467	447	1,847	1,702
FDIC insurance premium	106	103	423	580
Other	1,027	1,179	4,615	4,733
Total noninterest expenses	4,900	5,044	20,179	20,233
Income before income tax expense	1,675	2,013	6,472	4,504
Income tax expense	614	712	2,272	1,419
Net income	1,061	1,301	4,200	3,085
Dividends on preferred stock	—	171	456	683
Net income available to common shareholders	$1,061	$1,130	$3,744	$2,402

Weighted avg. no. of diluted common shares	6,086,249	6,030,561	6,077,657	6,003,814
Diluted earnings per common share	$0.17	$0.19	$0.62	$0.40

Return on average common equity	8.89%	10.41%	8.14%	5.77%

Return on average assets	0.58%	0.75%	0.60%	0.46%

Yield on average interest-earning assets	3.87%	4.04%	3.87%	3.96%
Cost of average interest-bearing liabilities	0.92%	0.64%	0.77%	0.68%
Net interest rate spread	2.95%	3.40%	3.10%	3.28%

Net interest margin	3.18%	3.57%	3.30%	3.46%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Selected Operating Data:
Interest income	$6,643	$6,412	$6,360	$6,194	$6,534
Interest expense	1,198	993	842	793	767
Net interest and dividend income	5,445	5,419	5,518	5,401	5,767
Provision for loan losses	(275)	(400)	(600)	(100)	(300)
Net interest and dividend income
after provision for loan losses	5,720	5,819	6,118	5,501	6,067
Noninterest income:
Fees and service charges	558	541	557	479	568
Bank owned life insurance	103	103	101	96	103
Gain on calls and sales of securities	17	—	—	152	165
Gain on sales of mortgage loans	24	52	55	10	26
Loss on sales of loans	—	—	—	—	—
Gain on sales of other real estate owned	30	—	—	53	9
Other	123	142	169	128	119
Total noninterest income	855	838	882	918	990
Noninterest expenses:
Salaries and employee benefits	2,719	2,785	2,688	2,708	2,738
Occupancy, net	422	427	423	467	420
Equipment	159	175	165	156	157
Data processing	467	468	459	453	447
FDIC insurance premium	106	87	117	113	103
Other	1,027	1,183	1,253	1,152	1,179
Total noninterest expenses	4,900	5,125	5,105	5,049	5,044
Income before income tax expense	1,675	1,532	1,895	1,370	2,013
Income tax expense	614	532	673	453	712
Net income	1,061	1,000	1,222	917	1,301
Dividends on preferred stock	—	114	171	171	171
Net income available to common shareholders	$1,061	$886	$1,051	$746	$1,130

Weighted avg. no. of diluted common shares	6,086,249	6,091,627	6,086,474	6,045,683	6,030,561
Diluted earnings per common share	$0.17	$0.15	$0.17	$0.12	$0.19

Return on average common equity	8.89%	7.58%	9.25%	6.77%	10.41%

Return on average assets	0.58%	0.56%	0.71%	0.54%	0.75%

Yield on average interest-earning assets	3.87%	3.80%	3.91%	3.90%	4.04%
Cost of average interest-bearing liabilities	0.92%	0.79%	0.70%	0.67%	0.64%
Net interest rate spread	2.95%	3.01%	3.21%	3.23%	3.40%

Net interest margin	3.18%	3.21%	3.40%	3.41%	3.57%